EXHIBIT 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2006

TEJON RANCH, Calif., November 1, 2006 – Tejon Ranch Co. (NYSE:TRC) today announced net income for the third quarter of 2006 and a loss for the nine months ending September 30, 2006. For the third quarter of 2006, the Company produced net income of $642,000, or $0.04 per common share, compared to net income of $2,317,000, or $0.14 per common share during the third quarter of 2005. Revenue from operations for the third quarter of 2006 was $9,366,000 compared to $10,382,000 during the same period in 2005. All per share references in this release are presented on a fully diluted basis.

For the first nine months of 2006, the Company had a net loss of $2,799,000, or $0.17 per common share, compared to net income of $493,000, or $0.03 per common share for the first nine months of 2005. Revenue from operations for the nine months ending September 30, 2006 was $20,717,000, an increase of $3,074,000 when compared to the same period of 2005.

The growth in revenue during the first nine months of 2006 is due to increased commercial/industrial real estate revenue and increased farming revenue. Commercial/industrial real estate revenue grew $2,653,000 due to higher oil and mineral royalty income, higher lease revenues, and from the sale of land within the Tejon Industrial Complex. Farming revenues increased $421,000 primarily due to the sale of 2005 crop almonds that were inventoried at year-end. This increase in farming revenue was partially offset by a smaller 2006 pistachio crop and the timing of the completion of the 2006 almond, walnut, and grape harvests.

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Tejon Ranch 2006 3rd Quarter Results of Operations

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The loss for the first nine months of 2006 is primarily attributable to stock and cash compensation of $5,675,000 related to the achievement of milestone performance objectives that are tied to the Company’s 2004 Stock Incentive Plan. This increase in compensation cost was recognized during the second quarter of 2006 and more than offsets the improvement in revenues for the first nine months of 2006 as described above.

Revenues from operations decreased $1,016,000 during the third quarter of 2006 as compared to the same period of 2005. The decline in revenue is primarily attributable to $2,260,000 in lower farm revenues due to the timing of completion of the almond, walnut, and grape harvests. This decline in revenue was partially offset by an increase in oil and mineral revenue, higher commercial/industrial lease revenue, and from the sale of land.

Net income for the third quarter of 2006 decreased when compared to the same period of 2005 due to the decline in revenues described above and increased real estate operating costs related to commissions, commercial fixed water costs, and professional service fees.

As we move forward with our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These real estate activities and related costs will continue over several years as we develop a small portion of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first nine months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also may recognize a significant amount of revenue in the fourth quarter of the year due to the seasonal nature of our agribusiness activities.

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Tejon Ranch 2006 3rd Quarter Results of Operations

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Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Revenues:
Real estate - commercial/industrial	$4,760	$3,516	$11,894	$9,241
Farming	4,606	6,866	8,823	8,402

Total revenues	9,366	10,382	20,717	17,643
Costs and Expenses:
Real estate - commercial/industrial	2,752	2,022	8,448	6,545
Real estate - resort/residential	958	480	2,951	1,802
Farming	3,370	3,544	6,175	5,223
Corporate expenses	2,172	1,770	10,737	5,260

Total expenses	9,252	7,816	28,311	18,830

Operating income (loss)	114	2,566	(7,594)	(1,187)
Other income
Investment income	756	596	2,033	1,788
Interest expense	—	—	(70)	—
Other income	3	358	39	374

Total other income	759	954	2,002	2,162
Income (loss) from operations before equity in earnings (losses) of unconsolidated joint ventures	873	3,520	(5,592)	975
Equity in earnings (losses) of unconsolidated joint ventures, net	667	348	896	(258)

Operating income (loss) before income taxes	1,540	3,868	(4,696)	717
Income tax expense (benefit)	898	1,551	(1,897)	224

Net income (loss)	$642	$2,317	$(2,799)	$493

Net income (loss) per share, basic	$0.04	$0.14	$(0.17)	$0.03

Net income (loss) per share, diluted	$0.04	$0.14	$(0.17)	$0.03

Weighted average number of shares outstanding:
Common stock	16,674,331	16,505,460	16,601,358	16,468,302
Common stock equivalents – stock options	907,006	527,782	945,426	476,031

Diluted shares outstanding	17,581,337	17,033,242	17,546,784	16,944,333

For the nine months ended September 30, 2006, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.